EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-116206, 333-90952 and 333-11145 on Form S-3 and 333-25261, 333-73041 and 333-73075 on Form S-8 of our report dated February 20, 2006 (which expresses an unqualified opinion) relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the Company) and management’s report on the effectiveness of internal control over financial reporting (which includes an explanatory paragraph that an acquisition completed in August 2004 was included in the assessment of internal control over financial reporting for 2005 and indicates a change in internal controls for 2005 related to processes surrounding changes made within the MISO market) appearing in the 2005 Annual Report to Shareholders of the Company and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 14, 2006